June 25, 2007

John Hancock Patriot Premium Dividend Fund I
601 Congress Street
Boston, Massachusetts 02210

John Hancock Patriot Premium Dividend Fund II
601 Congress Street
Boston, Massachusetts 02210

Re: Reorganization to Combine Two Massachusetts Business Trusts

Ladies and Gentleman:

     John Hancock Patriot Premium Dividend Fund I, a Massachusetts business trust (“Acquired Fund”), and John Hancock Patriot Premium Dividend Fund II, also a Massachusetts business trust (“Acquiring Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Acquired Fund. That acquisition is to occur pursuant to an Agreement and Plan of Reorganization entered into by and between Acquired Fund and Acquiring Fund dated as of June 21, 2007 (“Agreement”).1 Specifically, each Fund has requested our opinion --

     (1) that Acquiring Fund’s acquisition of Acquired Fund’s assets in exchange solely for voting shares of beneficial interest (“shares”) in Acquiring Fund, cash to be distributed in lieu of certain fractional shares, and Acquiring Fund’s assumption of Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of those shares (or cash in lieu of certain fractional shares) pro rata to its shareholders of record determined as of the Effective Time (as herein defined) (“Shareholders”) actually or constructively in exchange for their shares in Acquired Fund (such

1 Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 2

transactions collectively referred to herein as the “Reorganization”), will qualify as a “reorganization” (as defined in section 368(a)(1)(C)),2 and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

     (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization, except that Shareholders will recognize gain or loss in connection their receipt of cash in lieu of fractional shares; and

     (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Agreement, (2) the Joint Proxy Statement/Prospectus dated March 12, 2007, regarding the Reorganization (“Joint Proxy Statement”) that was furnished in connection with the solicitation, by the members of Acquired Fund’s Board of Trustees (“Board”) and the Acquiring Fund’s Board of Trustees of proxies for use at the special meetings of each Fund’s shareholders that were held on May 2, 2007, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties described below (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

2  All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 3

FACTS

     Each Fund is a voluntary association with transferable shares of the type commonly referred to as a “Massachusetts business trust” that is duly organized and validly existing under the laws of The Commonwealth of Massachusetts. Each Fund is duly registered under the 1940 Act as an closed-end management investment company. Each Fund has sold shares to the public.

     Acquired Fund has two issued and outstanding classes of shares, consisting of common shares (“Acquired Fund Common Shares”) and preferred shares (“Acquired Fund Preferred Shares” and, together with the Acquired Fund Common Shares, “Acquired Fund Shares”).3 Acquiring Fund also has two issued and outstanding classes of shares, consisting of common shares (“Acquiring Fund Common Shares”) and preferred shares (“Acquiring Fund Preferred Shares” and, together with the Acquiring Fund Common Shares, “Acquiring Fund Shares”).4 The Acquired Fund Common Shares and the Acquired Fund Preferred Shares are substantially similar to the Acquired Fund Common Shares and the Acquired Fund Preferred Shares, respectively.

     The Reorganization, together with related acts necessary to consummate it (“Closing”), will occur on June 25, 2007, or on such date and at such time as the Funds agree (“Effective Time”).

     Each Fund’s Declaration of Trust (“Declaration”) permits it to vary its shareholders’ investment therein. Neither Fund has a fixed pool of assets -- each Fund is a managed portfolio of securities, and its investment advisor, John Hancock Advisers, LLC (“Advisor”), has the authority to buy and sell securities for it.

     The Funds have similar, although not identical, investment objectives. Both Funds seek to provide common shareholders with a high level of current income consistent with modest growth of capital. Both Funds operate so that dividends paid to

3 The Board has designated the Acquired Fund Preferred Shares as “Dutch Auction Rate Transferable Securities, Series A” (“Acquired Fund DARTS”).

4 The Board of Trustees of the Acquiring Fund has designated its Acquiring Fund Preferred Shares as several series, including “Dutch Auction Rate Transferable Securities, Series C” (“Acquiring Fund DARTS Series C”). The terms of the Acquiring Fund DARTS Series C are substantially the same as those of the Acquired Fund DARTS.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 4

them qualify in their entirety for the dividends received deduction under section 243(a)(1), and neither Fund intends to realize any net capital gains. Each Fund invests at least 80% of its assets in dividend-paying securities and emphasizes investments in securities of companies in the utilities industries, with both Funds normally investing more than 65% of their total assets in securities of companies in that industry. The quality of ratings of each Fund's portfolio investments stipulates that preferred stocks and debt obligations in which the Fund will invest will be investment grade at least "BBB" by S&P or "Baa" by Moody's at the time of investment or will be preferred stocks of issuers of investment grade senior debt, some of which may have speculative characteristics, or, if not rated, will be of comparable quality as determined by the Advisor. Each Fund will invest in common stocks of issuers whose senior debt is rated investment grade or, in the case of issuers that have no rated senior debt outstanding, whose senior debt is considered by the Advisor to be of comparable quality. Both Funds are managed by the same investment advisory personnel.

     The Funds’ investment objectives and strategies allow both Funds to invest in many of the same issuers. Many of the Funds’ investment risks are similar.

     For the reasons described in the Joint Proxy Statement, the Board duly adopted and approved the Agreement and the Reorganization. Each Fund’s Board of Trustees has determined that participation in the Reorganization is in each Fund’s best interests and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

     The Agreement, which specifies that the Funds intend for the Reorganization to qualify as a “reorganization” within the meaning of section 368(a), provides in relevant part for the following:

     (1) Acquiring Fund’s acquisition of all investments and other assets, including interest accrued on debt instruments as of the Valuation Time, Acquired Fund owns at the Effective Time (collectively “Assets”), in exchange solely for the following:

     (a) the number of Acquiring Fund Common Shares having an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund Common Shares held by each Shareholder, determined in each case as of the Valuation Time and as provided in paragraph 4(b) and (c) of the Agreement; provided, however, that no fractional Acquiring Fund Common Shares are to

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 5

be issued except with respect to Acquired Fund Common Shares held in a Dividend Reinvestment Plan account;

     (b) the number of Acquiring Fund Preferred Shares5 having an aggregate liquidation preference and value equal to the aggregate liquidation preference and value of the Acquired Fund Preferred Shares held by each Shareholder, determined in each case as of the Valuation Time and as provided in paragraph 4(b) and (c) of the Agreement;

     (c) cash in lieu of any fractional Acquiring Fund Common Shares, subject to the limitation described in paragraph (a) above, which cash will represent the current fair market value of such fractional shares in accordance with paragraph 4(e) of the Agreement; and

     (d) Acquiring Fund’s assumption of substantially all of the liabilities of Acquired Fund at the Valuation Time (collectively “Liabilities”).

     (2) The distribution of those Acquiring Fund Shares to the Shareholders by Acquiring Fund’s transfer agent’s opening accounts on Acquiring Fund’s share ledger records in the Shareholders’ names and crediting each Shareholder’s account with the respective pro rata number of Acquiring Fund Shares due that Shareholder,6 by class (whereupon all outstanding Acquired Fund Shares, including any represented by certificates, simultaneously will be canceled on Acquired Fund’s share ledger records)7;

5 The Acquiring Fund Preferred Shares referred to herein will consist of shares of Acquiring Fund DARTS Series C.

6 As noted above, Shareholders will in some cases receive cash in lieu of fractional Acquiring Fund Common Shares.

7 The Agreement provides that, at the time of the Reorganization, the Acquired Fund Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Acquired Fund Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 6

     (3) Acquired Fund’s termination as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time; and

     (4) Subject to satisfaction of each Fund’s Representation (11) in the third set of Representations below, the Reorganization Expenses (as defined therein) will be borne by the holders of the Acquired Fund Common Shares and the Acquiring Fund Common Shares in proportion to their projected annual expense savings as a result of the Reorganization, with the balance being borne by the Advisor. Notwithstanding the foregoing, expenses will be paid by the party directly incurring them if and to the extent that the payment thereof by another person would result in that party’s disqualification as a RIC (as defined below) or would prevent the Reorganization from qualifying as a tax-free reorganization.

REPRESENTATIONS

Acquired Fund has represented and warranted to us as follows:

(1)	For each taxable year of its operation, including the taxable year ending at the Effective Time, Acquired Fund has met and will continue to meet the requirements of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been and will continue to be eligible to and has computed and will continue to compute its federal income tax under section 852 and will pay the dividend(s) described in paragraph 3(c) of the Agreement; and Acquired Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(2)	The Funds are in the same line of business, for purposes of Treas. Reg. § 1.368-1(d)(2), and Acquired Fund did not enter into such line of business as part of the plan of reorganization; from the time the Board approved the transactions contemplated by the Agreement (“Approval Time”) through the Effective Time, Acquired Fund has invested and will invest its assets in a manner that ensures its compliance with the Representation in the

Reorganization. Acquired Fund Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 7

preceding paragraph; from the date it commenced operations through the Effective Time, Acquired Fund has conducted and will conduct its “historic business” (within the meaning of Treas. Reg. § 1.368 -1(d)(2)) in a substantially unchanged manner; and from the Approval Time through the Effective Time, Acquired Fund (a) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (i) for the purpose of satisfying Acquiring Fund’s investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC, and (b) has not otherwise changed its historic investment policies;

(3)	At the Effective Time, (a) at least 33-1/3% of Acquired Fund’s portfolio assets will meet Acquiring Fund’s investment objective, strategies, policies, risks, and restrictions, and (b) Acquired Fund did not and will not alter its portfolio in connection with the Reorganization to meet such 33- 1/3% threshold;

(4)	Acquired Fund incurred the Liabilities in the ordinary course of its business;

(5)	Acquired Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(6)	During the five-year period ending at the Effective Time, (a) neither Acquired Fund nor any person “related” (within the meaning of Treas. Reg.

§ 1.368-1(e)(4), without regard to Treas. Reg. § 1.368-1(e)(4)(i)(A)) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

(7)	Not more than 25% of the value of Acquired Fund’s total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 8

(8)	Acquired Fund will terminate in accordance with paragraph 6(b) of the Agreement, which termination will be effected as soon as reasonably practical after the Effective Time, but in all events within six months thereafter.

Acquiring Fund has represented and warranted to us as follows:

(1)	For each taxable year of its operation, including the taxable year that includes the Effective Time, Acquiring Fund has met the requirements of Subchapter M of Chapter 1 of the Code for qualification as a RIC and has been eligible to and has computed its federal income tax under section 852; Acquiring Fund intends to continue to meet all such requirements, and to be eligible to and to compute its federal income tax under section 852, for the next taxable year; and Acquiring Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(2)	Except for Acquiring Fund’s assumption of the Liabilities and its payment of cash in lieu of certain fractional Acquiring Fund Shares pursuant to paragraph 4(e) of the Agreement, no consideration other than Acquiring Fund Shares will be issued in exchange for the Assets in the Reorganization;

(3)	Acquiring Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of its business as a closed-end investment company having series of auction preferred shares; nor does Acquiring Fund, or any person “related” (within the meaning of Treas. Reg. § 1.368-1(e)(4)) to it, have any plan or intention, in connection with the Reorganization, to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization;

(4)	Following the Reorganization, Acquiring Fund (a) will continue Acquired Fund’s “historic business” (within the meaning of Treas. Reg. § 1.368- 1(d)(2)) and (b) will use a significant portion of Acquired Fund’s “historic business assets” (within the meaning of Treas. Reg. § 1.368-1(d)(3)) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 9

the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

(5)	Acquiring Fund is in the same line of business that Acquired Fund was in preceding the Reorganization, for purposes of Treas. Reg. § 1.368- 1(d)(2), and did not enter into such line of business as part of the plan of reorganization; following the Reorganization, Acquiring Fund will continue, and has no intention to change, such line of business; and at the Effective Time, (a) at least 33-1/3% of Acquired Fund’s portfolio assets will meet Acquiring Fund’s investment objective, strategies, policies, risks, and restrictions and (b) Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks, or restrictions after the Reorganization;

(6)	Acquiring Fund believes, based on its review of Acquired Fund’s and Acquiring Fund’s respective investment portfolios, that most of Acquired Fund’s assets are consistent with Acquiring Fund’s investment objective and policies and thus can be transferred to and held by Acquiring Fund;

(7)	There is no plan or intention for Acquiring Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(8)	Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund’s total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

(9)	Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Acquired Fund Shares; and

(10)	During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person “related” (within the meaning of Treas. Reg. § 1.368-

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 10

1(e)(4)) to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares.

Each Fund has represented and warranted to us as follows:

(1)	The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Acquired Fund Shares it constructively surrenders in exchange therefor;

(2)	Its management (a) is unaware of any plan or intention of Shareholders, in connection with the Reorganization, to redeem, sell, or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person “related” (within the meaning of Treas. Reg. § 1.368-1(e)(4)) to either Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person “related” (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a closed- end investment company, (c) expects that the percentage of shareholder interests, if any, that will be disposed of as a result of, or at the time of, the Reorganization to be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

(3)	To the best of its management’s knowledge, at the record date for Acquired Fund’s shareholders entitled to vote on approval of the Agreement, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of, in connection with the Reorganization, a number of Acquired Fund Shares (or Acquiring Fund Shares to be received in the Reorganization) that would reduce their ownership of the Acquired Fund Shares (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of the Acquired Fund Shares at such record date;

(4)	The Shareholders will pay their own expenses (including fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 11

(5)	The fair market value of the Assets on a going-concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

(6)	There is no intercompany indebtedness between Acquired Fund and Acquiring Fund that was issued or acquired, or will be settled, at a discount;

(7)	Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

(8)	Cash is being paid to Acquired Fund and distributed to Shareholders in lieu of fractional Acquiring Fund Common Shares solely to save Acquiring Fund the expense and inconvenience of issuing and transferring fractional shares, and such cash does not represent separately bargained for consideration in the Reorganization; the total cash consideration that will be paid to Shareholders instead of issuing fractional Acquiring Fund Common Shares will not exceed 1% of the total consideration that will be issued to Shareholders in exchange for their Acquired Fund Common Shares; and the fractional share interests of each Shareholder will be aggregated, and no Shareholder will receive cash in an amount equal to or greater than the value of one full share of Acquired Fund Common Shares except in cases in which a Shareholder holds beneficial interests in Acquired Fund Common Shares through more than one account and such multiple accounts cannot be aggregated, either because the beneficial interest cannot be identified or because it would be improper to do so, and in cases in which the same Shareholder owns Acquired Fund Common Shares in multiple accounts and Acquiring Fund cannot aggregate those accounts through use of their common taxpayer identification number or employee identification number or otherwise (in which case no account will receive more than a fraction of one share in cash);

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 12

(9)	None of the compensation received by any Shareholder who is an employee of or service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that Shareholder held; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(10)	Immediately after the Reorganization, the Shareholders will not own shares constituting “control” (as defined in section 304(c)) of Acquiring Fund;

(11)	Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”); and

(12)	The aggregate value of the acquisitions, redemptions, and distributions limited by Acquired Fund’s Representation numbered (6) and Acquiring Fund’s Representations numbered (3) and (10) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund at the Effective Time.

OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion (as explained more fully in the next section of this letter) is as follows:

     (1) Acquiring Fund’s acquisition of the Assets in exchange for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares to the Shareholders actually or constructively in exchange for their Acquired Fund Shares, will qualify as a “reorganization” (as defined in section

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 13

368(a)(1)(C)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

     (2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities8 or on the subsequent distribution of those shares to the Shareholders in exchange for their Acquired Fund Shares;

     (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange for Acquiring Fund Shares and its assumption of the Liabilities;

     (4) Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

     (5) A Shareholder that exchanges all of its Acquired Fund Shares for Acquiring Fund Shares pursuant to the Reorganization will recognize no gain or loss with respect to the exchange;

     (6) The payment of cash to a Shareholder in lieu of a fractional Acquiring Fund Common Share will be treated as received by such Shareholder as a distribution in redemption of its interest in such fractional Acquiring Fund Common Share, and the Shareholder will recognize gain or loss with respect thereto equal to the difference between the amount of cash received and the portion of such Shareholder’s basis in its Acquired Fund Common Shares that is allocable to the fractional Acquiring Fund Common Share; and the Shareholder’s gain or loss will be long-term gain

8 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007
Page 14

or loss if the holding period for such fractional Acquiring Fund Common Share is more than one year as of the date of the exchange; and

     (7) A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will initially be the same as its aggregate basis in the Acquired Fund Shares it actually or constructively surrenders in exchange for the Acquiring Fund Shares; such initial aggregate basis will then be reduced by the amount of such basis allocable to any fractional Acquiring Fund Common Shares for which the Shareholder receives cash in lieu of issuance of such fractional shares; and the Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the holding period for the surrendered Acquired Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND I
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JUNE 25, 2007

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP
Kirkpatrick & Lockhart Preston Gates Ellis LLP